EXHIBIT 3.1
ARTICLES OF INCORPORATION
OF
TMSF REIT, INC.
ARTICLE I
     The undersigned, Brenden P. Carroll, whose address is c/o Kirkpatrick & Lockhart Nicholson Graham LLP, 1800 Massachusetts Avenue, N.W., Suite 200, Washington, D.C. 20036, being at least eighteen (18) years of age, does hereby act as an incorporator, under and by virtue of the general laws of the State of Maryland authorizing the formation of corporations, and with the intention of forming a corporation, does hereby form a corporation under the general laws of the State of Maryland.
ARTICLE II
     The name of the corporation (which is hereinafter called the “Corporation”) is TMSF REIT, Inc.
ARTICLE III
     The purposes for which the Corporation is formed is to transact any and all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Maryland General Corporation Law, as amended from time to time.
ARTICLE IV
     The present address of the principal office of the Corporation in the State of Maryland is:
CSC – Lawyers Incorporating Service Company
11 East Chase Street
Baltimore, Maryland 21202
ARTICLE V
     The name and address of the resident agent of the Corporation in the State of Maryland are:
CSC – Lawyers Incorporating Service Company
11 East Chase Street
Baltimore, Maryland 21202
     Said resident agent is a Maryland corporation actually residing in the State of Maryland.
ARTICLE VI
     The total number of shares of stock of all classes which the Corporation has authority to issue is one thousand (1,000) shares of capital stock, all of which are designated as common stock, with a par value of $0.01 per share (“Common Stock”), for an aggregate par value of ten dollars ($10.00).
ARTICLE VII
     The number of directors of the Corporation shall initially be set at one (1), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the general laws of the State of Maryland now or hereafter in force nor more than thirteen (13). The name of the director who shall act until the first annual meeting or until such director’s successor is duly chosen and qualified is:
Raymond Eshaghian
ARTICLE VIII
     The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
ARTICLE IX
     To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted from time to time, no director or officer or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided by this Article IX with respect to any act or omission which occurred prior to such amendment or repeal.
ARTICLE X
     Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

ARTICLE XI
     The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.
ARTICLE XII
     The Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, or any of its outstanding stock by classification, reclassification or otherwise.
ARTICLE XIII
     The enumeration and definition of particular powers of the Board of Directors included in the foregoing Articles shall in no way be limited or restricted by reference to or inference from the terms of any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.
ARTICLE XIV
     The Board of Directors may, by the approval of the majority of the entire Board of Directors, amend the Charter to increase or decrease the aggregate number of authorized shares of stock of the Corporation or the number of authorized shares of any class or series of stock that the Corporation has authority to issue, without action by the stockholders.
ARTICLE XV
     The duration of the Corporation shall be perpetual.
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EXHIBIT 3.1
     IN WITNESS WHEREOF, I have signed these Articles of Incorporation and hereby acknowledge the same to be my act.
     Dated the 23rd day of September, 2005.

/s/ Brenden P. Carroll

Brenden P. Carroll
Incorporator